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                        Filing Pursuant to Rule 424(b)(2)
                      Registration Statement No. 333-32306



                              PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED MARCH 21, 2000)

                                1,470,588 shares

                                 Viragen, Inc.

                                  Common Stock

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         You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         INVESTING IN VIRAGEN, INC. COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF OUR PROSPECTUS DATED MARCH 21, 2000 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

PLAN OF DISTRIBUTION

         We are offering 1,470,588 shares of our common stock to Stonestreet L.P. under the terms of this prospectus supplement. The common stock will be purchased at a negotiated purchase price of $500,000. In addition, we will pay $25,000 in commissions to Paul Revere Capital Corporation as the finder in connection with this sale of our common stock. We expect this transaction to close following this filing. We will not pay any other compensation in conjunction with this sale of our common stock.

USE OF PROCEEDS

         The net proceeds to us from this offering will be $475,000. We plan to use the net proceeds for general corporate purposes, including:

         o funding of the commercialization of our Multiferon(TM) product;

         o funding collaborative research projects for the development of new technologies;

         o        financing capital expenditures;

         o        payment of financing obligations; and

         o        working capital.

         Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.


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MARKET FOR OUR COMMON STOCK

         On September 4, 2002, the last reported sales price of our common stock on the American Stock Exchange was $0.37 per share. Our common stock began trading under the symbol "VRA" on April 17, 2000, on the American Stock Exchange.

         As of September 3, 2002 and before the issuance of shares pursuant to this prospectus supplement, we had 107,260,866 shares of common stock outstanding.

GENERAL

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         The statements contained in this supplemental prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These include statements regarding Viragen's expectations, hopes, intentions, beliefs, or strategies regarding the future. Forward-looking statements include our statements regarding liquidity, anticipated cash needs and availability, product revenues and profit margins, and anticipated operating expense levels, including expected product clinical trial commencement dates, product introductions, research and development expenditures and selling, general and administrative expenditures. All forward-looking statements included in this document or documents incorporated by reference are based on information available on this date, and we assume no obligation to update any of our forward-looking statements. You should note that actual results could differ materially from those contained in forward-looking statements. Among the factors that may cause our actual results to differ materially are the risks discussed in the "Risk Factors" section included in the related prospectus.
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         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY
BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          The date of this prospectus supplement is September 6, 2002.




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                               TABLE OF CONTENTS

                                                                   PAGE
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PROSPECTUS SUPPLEMENT

Plan of Distribution ...........................................      1
Use of Proceeds.................................................      1
Market for our Common Stock ....................................      2
General ........................................................      2
Disclosure Regarding Forward-Looking
  Statements....................................................      2









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